Exhibit 99.1

[SRA INTERNATIONAL, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

NYSE: SRX

Contacts:

Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA International, Inc. Announces Management Changes

Fairfax, Virginia, October 9, 2003 — The Board of Directors of SRA International, Inc. (NYSE: SRX) announces the following management changes to take effect at the time of the SRA Annual Meeting of Stockholders on November 12, 2003:

1.    Dr. Ernst Volgenau, President, CEO and founder of SRA, will assume the position of Chairman of the SRA Board of Directors, succeeding William K. Brehm, who has served in that capacity since 1980. Dr. Volgenau will continue as CEO and Mr. Brehm will remain a member of the Board.

2.    Mr. Edward Legasey, Executive Vice President since 1989, Chief Operating Officer since 1997, and an officer of the Company since 1978, has been nominated by the Company’s Board of Directors for election to the Board at the stockholders’ annual meeting in November. Mr. Legasey will transition to half time employment and will relinquish the titles of Executive Vice President and Chief Operating Officer. He will actively support the Company in a variety of assignments directed toward strategic development. His primary focus will be on three interrelated areas: strategic planning, acquisitions, and strategic investments. And he will continue to help sustain the culture and values of the Company.

3.    Dr. Renato DiPentima, President of the Company’s consulting and systems integration sector since 2001, will become President of SRA, succeeding Dr. Volgenau in that position. Dr. DiPentima will also assume the responsibility of Chief Operating Officer, succeeding Edward Legasey.

4.    Mr. Stephen Hughes, Senior Vice President since 1993 and Chief Financial Officer since 1996, will continue as CFO and will assume the new position of Senior Vice President and Chief of Finance and Administration. Mr. Hughes will continue to report to Dr. Volgenau.

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5.    Mr. Barry Landew, Senior Vice President for Corporate Development since 2002, will continue in that position, also reporting to Dr. Volgenau.

Commenting on these changes, Dr. Volgenau said, “For some time, we have deliberated about how to best begin the transition to the next generation of management. We have many talented executives in SRA, and I am extraordinarily pleased that although Ted Legasey wants to begin the retirement process, he has agreed to actively support strategic development of the company and that we have someone as capable as Renny DiPentima available to assume Ted’s responsibilities. Ted Legasey and I have known each other for more than 30 years and have worked together building SRA for the past 25 years. His contributions to our company are huge, and he has earned the right to begin retirement, although I did try to talk him out of it. I believe that SRA International is a great company and that this transition will help keep us on the path toward being one of the world’s best companies.”

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to clients in national security, civil government, and health care and public health. SRA services include strategic consulting; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, enterprise architecture, network operations and management, and enterprise systems management.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for four consecutive years. The Company’s 2,700 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

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